Exhibit 5.1
MYERS & ALBERGA

ATTORNEYS-AT-LAW

P.O. BOX 472	TEL: (345) 949-0699
HARBOUR PLACE, 2ND FLOOR	FAX: (345) 949-8171
103 SOUTH CHURCH STREET	EMAIL: info@myersandalberga.com
GRAND CAYMAN KY1-1106	WEBSITE: www.myers-alberga.com
CAYMAN ISLANDS
19th March 2009
Consolidated Water Co. Ltd.
Regatta Office Park, Windward Three, 4th Floor,
West Bay Road,
Grand Cayman KY1-1102, Cayman Islands
Re: Registration Statement on Form S-8
Dear Sirs,
You have requested our opinion with respect to certain matters in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Consolidated Water Co. Ltd. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on the date of this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 35,000 of the Company’s ordinary shares, CI$0.50 (approx. US$0.60) par value (“Ordinary Shares”), issuable on the exercise of grants pursuant to the Company’s Employee Share Option Plan and 1,500,000 Ordinary Shares issuable on the exercise of grants pursuant to the Company’s 2008 Equity Incentive Plan (the Employee Share Option Plan and the 2008 Equity Incentive Plan being together referred to in this opinion as the “Plans”).
In connection with this opinion, we have examined the following documents and records:
1.	the Company’s Certificate of Incorporation;

2.	the Company’s Memorandum and Articles of Association, as amended to date;

3.	the Plans; and

4.	minutes of meetings as follow:
(i)	Board of Directors on 22nd May 2001;

(ii)	Board of Directors on 30th November 2007; and

(iii)	Shareholders of 14th May 2008 (not yet confirmed),

(together, the “Minutes”).

We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issue of the Ordinary Shares. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations. We have also assumed the correctness of the unconfirmed minutes of 14th May 2008 referred to above and that there are no other relevant meetings of the Directors or Shareholders of the Company which alter any of the resolutions in the Minutes relevant to this opinion.
We are qualified to practise law in the Cayman Islands and we do not purport to express any opinion concerning any law other than the laws of those Islands.
Based upon that examination, it is our opinion that the 1,535,000 Ordinary Shares being registered by the Registration Statement, when issued and paid for as contemplated by the Plans, will be legally issued, fully paid and non-assessable.
We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Yours very truly,
MYERS & ALBERGA

Per:	/s/ Bryan L. Ashenheim Bryan L. Ashenheim